Exhibit 4.6

1.04        COVERAGE

All Employees who meet the conditions specified below shall be eligible to participate in the Plan:

(a)       Age Requirement (check one):

(1)	☒	no age requirement.

(2)	☐	must have attained age: (not to exceed 21).

(3)	☐	See Eligibility, Service and Vesting Addendum for differing age requirements for different groups.

(b)       Eligibility Service Requirement(s) -

(1) Deferral Contributions, Employee Contributions, Qualified Nonelective Employer Contributions	(2) Nonelective Employer Contributions (other than Safe Harbor Nonelective Employer Contributions)	(3) Matching Employer Contributions (other than Safe Harbor Matching Employer Contributions)	(4) Safe Harbor Nonelective Employer Contributions	(5) Safe Harbor Matching Employer Contributions
X		X	X	X	N/A – not applicable – Plan does not offer this type of contribution or no Eligibility Service requirement applies days of Eligibility Service requirement (no minimum Hours of Service). (Do not indicate more than 365 days in column (1), (4), or (5) or 730 days in any of the other columns.)
months of Eligibility Service requirement (no minimum Hours of Service). (Do not indicate more than 12 months in column (1), (4), or (5) or 24 months in any of the other columns.)
(not to exceed 12) months of Eligibility Service (at least (not to exceed an average of 83 1/3 hours per month or 1,000 hours per year) Hours of Service are required during the Eligibility Computation Period). (Regardless of the foregoing, an Employee who completes 1000 Hours of Service during an Eligibility Computation Period satisfies the eligibility service requirement at the close of that computation period.)
	1 year with 1000 hrs				one year of Eligibility Service requirement (at least (not to exceed 1,000) Hours of Service are required during the Eligibility Computation Period).
two years of Eligibility Service requirement (at least (not to exceed 1,000) Hours of Service are required during the Eligibility Computation Period). (Select only for column (2) or (3).)

Note: If the Employer selects an Eligibility Service requirement of more than 365 days or 12 months or selects the two year Eligibility Service requirement, then (1) contributions subject to such Eligibility Service requirement must

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1670461973AA

© 2020 FMR LLC

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be 100% vested when made, and (2) if the Plan has selected either Safe Harbor Matching Employer Contributions in Option 1.11(a)(3) or Safe Harbor Formula in Option 1.12(a)(3), then only one year of Eligibility Service (with at least 1000 Hours of Service) may be required for such contributions.

Note: The Plan shall be disaggregated for testing pursuant to Section 6.09 of the Basic Plan Document if a more stringent eligibility requirement is elected in Subsection 1.04(a) or (b) either (1) with respect to Matching Employer Contributions and Option 1.11(a)(3), 401(k) Safe Harbor Matching Employer Contributions, is selected or (2) with respect to Nonelective Employer Contributions and Option 1.12(a)(3), 401(k) Safe Harbor Formula, is selected, than with respect to Deferral Contributions.

Note: If different eligibility requirements are selected for Deferral Contributions than for Employer Contributions and the Plan becomes a “top-heavy plan,” the Employer may need to make a minimum Employer Contribution on behalf of non-key Employees who have satisfied the eligibility requirements for Deferral Contributions and are employed on the last day of the Plan Year, but have not satisfied the eligibility requirements for Employer Contributions.

(6)	☒	See Eligibility, Service and Vesting Addendum for differing eligibility service requirements for different groups.

(7)	☐	Hours of Service Crediting. Hours of Service will be credited in accordance with the equivalency selected in the Eligibility, Service and Vesting Addendum rather than in accordance with the equivalency described in Subsection 2.01(cc) of the Basic Plan Document.

(c)	☒	Eligibility Computation Period - The Eligibility Computation Period will be as selected in the Eligibility, Service and Vesting Addendum rather than the anniversary period described in Subsection 2.01(p) of the Basic Plan Document.

(d)	Eligible Class of Employees:

(1)	Generally, the Employees eligible to participate in the Plan are (choose one):

(A)	☒	all Employees of the Employer.

(B)	☐	only Employees of the Employer who are covered by (choose one):

(i)	☐	any collective bargaining agreement with the Employer, provided that the agreement requires the employees to be included under the Plan.

(ii)	☐	the following collective bargaining agreement(s) with the Employer:

(2)	☒	Notwithstanding the selection in Subsection 1.04(d)(1) above, certain Employees of the Employer are excluded from participation in the Plan:

Note: Certain employees (e.g., residents of Puerto Rico) are excluded automatically pursuant to Subsection 2.01(r) of the Basic Plan Document, regardless of the Employer’s selection under this Subsection 1.04(d)(2).

(A)	☐	employees covered by a collective bargaining agreement, unless the agreement requires the employees to be included under the Plan. (Do not choose if Option 1.04(d)(1)(B) is selected above.)

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1670461973AA

© 2020 FMR LLC

All rights reserved.

(B)	☐	Highly Compensated Employees as defined in Subsection 2.01(bb) of the Basic Plan Document.

(C)	☒	Leased Employees as defined in Subsection 2.01(ff) of the Basic Plan Document.

(D)	☒	nonresident aliens who do not receive any earned income from the Employer which constitutes United States source income.

(E)	☐	other:

Note: The eligible group defined above must be a definitely determinable group and cannot be subject to the discretion of the Employer. In addition, the design of the classifications cannot be such that the only Non-Highly Compensated Employees benefiting under the Plan are those with the lowest compensation and/or the shortest periods of service and who may represent the minimum number of such employees necessary to satisfy coverage under Code Section 410(b).

(i)	☐	Notwithstanding the exclusion in Subsection 1.04(d)(2)(E) above, any Employee described below shall be part of the class of Employees eligible to participate in the Plan (i.e., an Eligible Employee) and enter the Plan on the Entry Date immediately following the end of the Eligibility Computation Period during which he first satisfies the following requirements: (I) has attained age 21 and (II) has completed at least 1,000 Hours of Service. This Subsection 1.04(d)(2)(E)(i) applies to the following Employees (Must choose if an exclusion in (E) above directly or indirectly imposes an age and/or service requirement for participation, for example by excluding part-time, seasonal or temporary employees):

(F)	☐	The Plan previously contained a provision allowing employees to irrevocably elect out of the Plan. Notwithstanding any lack of exclusion provided in the above, all such employees have made that previous irrevocable election are excluded from participation in the Plan. The Administrator maintains the list of all such exclusions.

Note: Exclusion of employees may adversely affect the Plan’s satisfaction of the minimum coverage requirements, as provided in Code Section 410(b).

(e)	Entry Dates – The Entry Dates shall be as indicated below with respect to the applicable type(s) of contribution.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1670461973AA

© 2020 FMR LLC

All rights reserved.

	(1) Deferral Contributions, Employee Contributions, Qualified Nonelective Employer Contributions	(2) Nonelective Employer Contributions (other than Safe Harbor Nonelective Employer Contributions)	(3) Matching Employer Contributions (other than Safe Harbor Matching Employer Contributions)	(4) Safe Harbor Nonelective Employer Contributions	(5) Safe Harbor Matching Employer Contributions
(A)				X	X	N/A – not applicable – Plan does not offer this type of contribution
(B)						immediate upon meeting the eligibility requirements specified in Subsections 1.04(a) and 1.04(b)
(C)		X				the first day of each Plan Year and the first
day of the seventh month of each Plan Year
(D)						the first day of each Plan Year and the first day of the fourth, seventh, and tenth months of each Plan Year
(E)	X		X			the first day of each month
(F)						the first day of each Plan Year (Do not select if there is an Eligibility Service requirement of more than six months in Subsection 1.04(b) for the type(s) of contribution or if there is an age requirement of more than 20 1/2 in Subsection 1.04(a) for the type(s) of contribution.)

(4)	☒	See Eligibility, Service and Vesting Addendum for differing entry dates for different groups.

Note: If another plan is merged into the Plan, the Plan may provide on the Plan Mergers Addendum that the Effective Date of the merger is also an Entry Date with respect to certain Employees.

(f)	Date of Initial Participation - An Eligible Employee shall become a Participant on the Entry Date coinciding with or immediately following the date such Eligible Employee completes the age and service requirement(s) in Subsections 1.04(a) and (b), if any, or in Subsection 1.04(d)(2)(E)(i), if applicable, except (check one):

(1)	☒	No exceptions.

(2)	☐	Eligible Employees employed on (insert date) shall become Participants on that date.

(3)	☐	Eligible Employees who meet the age and service requirement(s) of Subsections 1.04(a) and (b) on (insert date) shall become Participants on that date.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1670461973AA

© 2020 FMR LLC

All rights reserved.

AMENDMENT EXECUTION PAGE

Plan Name:	UMB Profit Sharing and 401(k) Savings Plan (the “Plan”)

Employer:	UMB Financial Corporation

[Note: These execution pages are to be completed in the event the Employer modifies any prior election(s) or makes a new election(s) in this Adoption Agreement. Attach the amended page(s) of the Adoption Agreement to these execution pages.]

The following section(s) of the Plan are hereby amended effective as of the date(s) set forth below:

Section Amended	Effective Date
1.04	01/01/2023

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date given below.

Employer:	UMB Financial Corporation	Employer:	UMB Financial Corporation

By:	/s/ Diana Nolan	By:

Title:	AVP/Sr Benefit Plans Administrator	Title:

Date:	12/12/2022 | 11:12:55	Date:

Note: Only one authorized signature is required to execute this Adoption Agreement unless the Employer’s corporate policy mandates two authorized signatures.

Note: This page may be duplicated, if needed, to allow separate execution when the Employer indicated in Section 1.02(a) is changing.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1670461973AA

© 2020 FMR LLC

All rights reserved.